electroCore Provides Select First Quarter 2023 Financial Guidance

•	Record revenue of approximately $2.8M expected for the three months ended March 31, 2023; 46% increase over first quarter of 2022

•	Revenue in first full quarter of Truvaga sales of approximately $147,000 expected

ROCKAWAY, N.J., April 17, 2023 (GLOBE NEWSWIRE) -- electroCore, Inc. (the “Company”) (Nasdaq: ECOR), a commercial-stage bioelectronic medicine and wellness company, today provided select preliminary unaudited financial guidance for the first quarter of 2023.

Financial Guidance
Preliminary unaudited financial guidance for the first quarter of 2023:

Revenue: The Company anticipates reporting record quarterly revenue of approximately $2.8 million for the quarter ended March 31, 2023. This would represent approximately 46% growth over first quarter 2022 revenue of approximately $1.9 million.

Government Channels: For the first quarter of 2023, the Company expects to recognize record revenue of approximately $1.8 million from its government channel which includes sales pursuant to the Department of Veterans Affairs (“VA”) and Department of Defense (“DoD”) originating prescriptions for the Company’s gammaCore® products as well as revenues associated with our human performance brand, TAC-STIM™. This would represent approximately 42% revenue growth compared to approximately $1.3 million of revenue from this channel during the first quarter of 2022. 124 VA and DoD military treatment facilities have purchased gammaCore products through March 31, 2023, as compared to 117 through December 31, 2022.

Commercial: For the first quarter of 2023, the Company expects to recognize record revenue of approximately $581,000 from its U.S. commercial channels, which would represent approximately a 74% increase from the first quarter of 2022. This includes roughly $147,000 of revenues generated from the sales of Truvaga™ in the first full quarter since the eCommerce launch in December 2022.

Outside of the U.S.: The Company expects to recognize revenue of approximately $406,000 from its business outside of the U.S. for the first quarter of 2023, which would represent approximately a 33% increase from the first quarter of 2022. International revenue for the first quarter of 2023 is expected to include approximately $45,000 of license fees pursuant to the previously announced license agreement with Teijin Limited for commercialization in Japan.

FY 2023 Revenue Guidance

The Company reiterated its revenue guidance of $14.0-$15.0 million for the year ending December 31, 2023. The Company believes that our legacy headache channels will again grow by more than 50% to at least $12.0 million for the full year and revenue from new products in the Truvaga and TAC-STIM brands could be more than $2.0 million for the full year.

The Company intends to provide a detailed operational and financial update during its first quarter 2023 earnings call in May 2023.

About electroCore, Inc.
electroCore, Inc. is a commercial stage bioelectronic medicine and wellness company dedicated to improving health through its non-invasive vagus nerve stimulation (“nVNS”) technology platform. Our focus is the commercialization of medical devices for the management and treatment of certain medical conditions and consumer product offerings utilizing nVNS to promote general wellbeing and human performance in the United States and select overseas markets.

For more information, visit www.electrocore.com.

Forward-Looking Statements
This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about expectations for revenue during the first quarter 2023 and revenue for 2023, electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around its TAC-STIM and Truvaga wellness offerings and other new products and markets, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," and other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, TAC-STIM™, and Truvaga™, the potential impact and effects of COVID-19 on the business of electroCore, electroCore’s results of operations and financial performance, inflation and currency fluctuations, and any measures electroCore has and may take in response to COVID-19 and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall economic and market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Contact:
Rich Cockrell
CG Capital
404-736-3838
ecor@cg.capital